Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports Fiscal 2006 Revenues and Earnings
PHOENIX, November 21, 2006 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced 4th quarter after tax earnings of $4.8 million on operating revenues of $362.5 million. Total operating revenues for the fourth quarter of 2006 increased $53.4 million, or 17.3%, primarily the result of year-over-year increased cost reimbursements under our revenue guarantee contracts. Net income and earnings per share for the 4th quarter were $4.8 million and $0.12 per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis) respectively, as compared to net income of $15.0 million and $0.36 per share for the same period of fiscal 2005. Pro forma net income for the quarter was $6.0 million, or $0.15 per share. Pro forma net income excluded net investment losses of $0.6 million and the cumulative effect of increasing our effective tax rate from 38.3% in fiscal 2005 to 40.1% in fiscal 2006. This compares to pro forma earnings of $14.7 million, or $0.35 per share for the comparable period of fiscal 2005%. The increase in effective rate for the year is mainly due to not being allowed to deduct certain stock option expense related to incentive stock options and resulted in a 47.1% effective tax rate for the 4th quarter.
Events during the fourth quarter:
On June 9th, Mesa launched its independent, inter-island Hawaii service under the brand name go! The fourth quarter of 2006 was the first complete quarter of operation for Mesa’s Hawaii operation, go!.
In March of 2006, Mesa Air Group announced the expansion of its strategic partnership with Delta Air Lines to fly twelve, 37-seat, De Havilland Dash-8-100 aircraft in support of Delta’s expanding operations at its New York-JFK hub. Six of the twelve DH8-100s were added to our fleet during the fourth quarter of 2006. The aircraft are flown by Freedom Airlines, a wholly owned subsidiary of Mesa Air Group.
In late September and early October Mesa took delivery of 3 CRJ-700 aircraft that were placed into service with United in early October as part of our obligation to transition 50 seat aircraft with larger CRJ-700 regional jets. Three CRJ-200s will be returned to their lessor as a result.
The significant items negatively affecting Fourth quarter earnings were:
•	$2.5 million higher than planned pilot training expenses relating to our Delta Freedom operation.

•	$7.8 million higher than forecasted engine overhauls due to two early aircraft lease returns and two unscheduled engine removals.

Total Available Seat Miles (ASMs) for the fourth quarter of 2006 increased 0.2% from the fourth quarter of 2005. Although we added additional aircraft during the year, there was only a slight year-over-year increase in available seat miles due to changes in our fleet deployment as a result of transitioning aircraft out of the former US Airways system and into the Delta Connection system. This transition was completed during the fourth quarter of 2006. Aircraft involved in the transition were not fully utilized during the transition.
Net income for the fiscal year was $34.0 million on operating revenues of $1.3 billion. Total operating revenues for 2006 increased $200.9 million, or 17.7%, primarily the result of year-over-year increases in reimbursable expenses and increases in our regional jet fleet. Net income and earnings per share for the year were $34.0 million and $0.84 per share, respectively, as compared to net income of $56.9 million and $1.35 per share for 2005. Pro forma net income for the year was $43.3 million, or $1.05 per share. This compares to pro forma earnings of $55.1 million, or $1.31 per share for the comparable period of fiscal 2005.
As of September 30, 2006, the Company’s cash, marketable securities and debt investments were approximately $238.8 million, which includes $12.0 million of restricted cash.
“Despite a complicated fleet transition and the inherent challenges of east coast operations, year to date Mesa has experienced the highest total completion and second highest controllable completion factor of the past five years. Following declines in on-time performance in 2004 and 2005 which coincided with our increased flying on the east coast, on-time performance has returned to its five year average. While we are not pleased with this quarter’s results which were primarily impacted by higher than anticipated engine and crew training expenses, we believe the quarter has laid the foundation both to pursue opportunities and continue to operate effectively and efficiently,” said Jonathan Ornstein, Mesa Chairman and CEO. “By working together as a team and focusing on what is in the best interests of our shareholders, partners and employees, we will continue to move our company forward.”

Mesa’s operating statistics for the three months ended September 30,

	2006	2005	Change

Passengers	4,007,304	3,521,246	13.8%
Available Seat Miles (000s)	2,357,454	2,352,687	0.2%
Revenue Passenger Miles (000s)	1,765,217	1,694,256	4.2%
Load Factor %	74.9	72.0	2.9 pts.
Yield (cents)	20.5	18.2	12.6%
Revenue per ASM (cents)	15.4	12.8	20.3%
Operating Cost per ASM (cents) *	14.7	11.6	26.7%
Operating Cost per ASM, excluding fuel expense (cents) *	9.2	7.8	17.9%
Block Hours (000s)	153	147	4.1%
Average Stage Length (miles)	377	399	-5.5%

*	Excluding one-time items
Mesa’s operating statistics for the year ended September 30,

	2006	2005	Change

Passengers	14,839,701	13,088,872	13.4%
Available Seat Miles (000s)	9,139,340	8,715,749	4.9%
Revenue Passenger Miles (000s)	6,840,101	6,185,864	10.6%
Load Factor %	74.8	71.0	3.8 pts.
Yield (cents)	19.5	18.2	7.1%
Revenue per ASM (cents)	14.6	13.0	12.3%
Operating Cost per ASM (cents) *	13.5	11.6	16.4%
Operating Cost per ASM, excluding fuel expense (cents) *	8.5	8.1	4.9%
Block Hours (000s)	572	571	0.2%
Average Stage Length (miles)	397	389	2.1%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	September 30,
	2006	2005
Operating revenues:
Passenger	$354,841	$300,851
Freight and other	7,637	8,219

Total operating revenues	362,478	309,070

Operating expenses:
Flight operations	99,658	82,637
Fuel	129,611	90,522
Maintenance	69,609	50,860
Aircraft and traffic servicing	24,243	16,886
Promotion and sales	2,233	785
General and administrative	13,355	18,218
Depreciation and amortization	9,531	13,357
Bankruptcy Settlement	(2,355)	—

Total operating expenses	345,885	273,265

Operating income	16,593	35,805

Other income (expense):
Interest expense	(9,595)	(13,977)
Interest income	2,910	1,059
Equity in loss of unconsolidated subsidiary	(2,490)	—
Other income (expense)	1,577	1,438

Total other income (expense)	(7,598)	(11,480)

Income before income taxes	8,995	24,325
Income taxes	4,237	9,316

Net income	$4,758	$15,009

Income per common share:
Basic	$0.14	$0.52
Diluted	$0.12	$0.36

Weighted average shares — basic	35,032	28,646
Weighted average shares — diluted	46,327	46,113

Dilutive interest on convertible debentures included in interest expense (after tax)	$897	$1,524

	Three Months Ended
	September 30,	September 30,
	2006	2005
PRO FORMA (After tax):

Net income	$4,758	$15,009
Investment (income) loss	(897)	(265)
Equity in loss of unconsolidated subsidiary	1,492	—
Cumulative adjustment to tax rate	630	—

Pro forma net income	$5,983	$14,744

Pro forma income per common share
Basic	$0.17	$0.51
Diluted	$0.15	$0.35

Weighted average shares — basic	35,032	28,646
Weighted average shares — diluted	46,327	46,113

Dilutive interest on convertible debentures included in interest expense (after tax)	$818	$1,524
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for GAAP and may be different from pro forma measures used by other companies.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Year Ended
	September 30,	September 30,
	2006	2005
Operating revenues:
Passenger	$1,307,875	$1,102,550
Freight and other	29,322	33,718

Total operating revenues	1,337,197	1,136,268

Operating expenses:
Flight operations	373,283	319,271
Fuel	459,608	304,256
Maintenance	233,603	198,695
Aircraft and traffic servicing	79,645	68,475
Promotion and sales	5,222	3,906
General and administrative	60,595	69,429
Depreciation and amortization	36,537	44,231
Bankruptcy Settlement	(12,098)	—
Impairment and restructuring charges (credits)	—	(1,257)

Total operating expenses	1,236,395	1,007,006

Operating income	100,802	129,262

Other income (expense):
Interest expense	(37,305)	(44,466)
Interest income	12,116	2,901
Equity in loss of unconsolidated subsidiary	(2,490)	—
Other income (expense)	(16,417)	4,469

Total other income (expense)	(44,096)	(37,096)

Income before income taxes	56,706	92,166
Income taxes	22,739	35,299

Net income	$33,967	$56,867

Income per common share:
Basic	$1.01	$1.95
Diluted	$0.84	$1.35

Weighted average shares — basic	33,497	29,215
Weighted average shares — diluted	45,378	46,559

Dilutive interest on convertible debentures included in interest expense (after tax)	$4,251	$6,097

	Year Ended
	September 30,	September 30,
	2006	2005
PRO FORMA (After tax):

Net income	$33,967	$56,867
Debit conversion costs	7,861	—
Gain on sale of aircraft	(261)	—
Embraer 120 lease return costs	—	1,052
Reversal of restructuring costs	—	(775)
Insurance proceeds	—	(617)
Equity in loss of unconsolidated subsidiary	1,492	—
Investment (income) loss	266	(1,443)

Pro forma net income	$43,325	$55,084

Pro forma income per common share
Basic	$1.29	$1.89
Diluted	$1.05	$1.31

Weighted average shares — basic	33,497	29,215
Weighted average shares — diluted	45,378	46,559

Dilutive interest on convertible debentures included in interest expense (after tax)	$4,251	$6,097

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Mesa’s fourth quarter results will be discussed in more detail on November 21, 2006 at 9:00 AM MST (Mountain Standard Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 192 aircraft with over 1,200 daily system departures to 170 cities, 46 states, the District of Columbia, Canada, and Mexico. Mesa operates as US Airways Express, Delta Connection, and United Express under contractual agreement with US Airways, Delta Air Lines, and United Airlines, respectively, and independently as Mesa Airlines and go! On June 9, 2006, Mesa launched inter-island Hawaiian service as go! (www.iflygo.com). This new operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and generates revenue in excess of $1 billion annually. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com
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